Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-131584 and No. 333-186463) pertaining to the BP Employee Savings Plan of BP p.l.c. of our report dated June 7, 2018, with respect to the financial statements and schedule of the BP Employee Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas
June 7, 2018